Exhibit 99.1

Capital Automotive REIT

Press Release

Capital Automotive Invests Approximately $203 Million in Q403 and Increases 2004 Earnings Guidance

MCLEAN, Va., January 14, 2004 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced that the Company has completed approximately $203 million of investments during the fourth quarter, bringing total investments for the year to approximately $333 million. The fourth quarter investments included 18 auto retail properties, one corporate office building, and construction and improvement fundings. These investments contain 15 automotive franchises located in 14 states and have a weighted average initial lease term of 17.9 years, with multiple renewal options exercisable at the option of the tenants. The investments were funded with $113 million from borrowings on the Company’s short-term credit facilities, $34 million in net proceeds from its preferred offering, $42 million in net proceeds from the issuance of long-term debt and $14 million with cash on hand. The Company had an outstanding balance on its short-term credit facilities at year-end totaling approximately $75 million and approximately $13 million of cash on hand.

A summary of the investments is as follows:

•	Three transactions, including nine completely renovated facilities on ten properties totaling approximately $72.3 million leased to a subsidiary of UnitedAuto Group, Inc. (NYSE:UAG). These transactions include:

•	Seven facilities located on eight properties in San Diego, California. Four franchises are operated on these properties (BMW, Lexus, Mercedes-Benz and Toyota).

•	One property located in Waterford Township, Michigan, a suburb of Detroit. Two facilities that sell and service certified pre-owned vehicles (Toyota and Honda) and a collision repair center are operated on the property.

•	One property located in Tulsa, Oklahoma. Two franchises, Volvo and Lincoln Mercury, are operated on this property.

UnitedAuto is one of the largest auto retailers in the United States operating 134 franchises in the U.S. and 83 franchises internationally, primarily in the United Kingdom. As of December 31, 2003, the Company leased 27 properties to subsidiaries of UnitedAuto, representing approximately 14.1% of the Company’s total annualized rental revenue.

•	Three properties totaling $33.2 million leased to a subsidiary of CarMax, Inc. (NYSE:KMX). The properties are located in three states (Florida, Illinois and Tennessee). CarMax is the nation’s leading specialty retailer of used cars. It operates 47 used car superstores in 22 markets. CarMax also operates 13 new car franchises, all of which are integrated or co-located with its used car superstores. As of December 31, 2003, the Company leased 15 properties to subsidiaries of CarMax, representing approximately 9.8% of the Company’s total annualized rental revenue.

•	A mortgage note totaling $25.5 million secured by a multi-franchised property operated by a large diversified privately held dealer group. The group has sales volumes that would rank it within the “Top 100” dealer groups in the country. The Company expects to purchase the property during the first half of 2004.

•	One property totaling $25.4 million leased to an affiliate of Resnick Automotive Group, Inc., a new tenant located in Schaumburg, Illinois, a suburb of Chicago. A newly constructed, state-of-the-art Lexus dealership is operated on the property. Resnick Automotive Group operates Lexus, Mercedes-Benz and two Toyota dealerships, as well as two collision repair centers in the Chicago Metro area. During 2002, the Group received the coveted Elite of Lexus and the Toyota President’s awards. As of December 31, 2003, this tenant represents approximately 1.3% of the Company’s total annualized rental revenue.

•	An office building, totaling $17.4 million, located in Bloomfield Hills, Michigan, a major suburb located northwest of Detroit. The facility, which was completely renovated in 2003 and contains approximately 59,000 square feet is 100% leased to Penske Corporation and UnitedAuto Group, Inc. under two long-term, triple-net leases. Penske Corporation is a closely-held diversified transportation services company whose subsidiaries operate in a variety of segments including retail automotive, truck leasing, transportation logistics, transportation component manufacturing, and high performance racing. Penske Corporation manages businesses that generate annual revenues of approximately $14 billion at more than 1,700 worldwide locations. Penske Corporation is the largest stockholder of UnitedAuto Group.

•	One property totaling approximately $7.4 million leased to affiliates of Sonic Automotive, Inc. (NYSE:SAH), located in South Carolina. A Chevrolet franchise is currently operated on the property and a Hyundai franchise will be constructed during 2004. The construction of this new facility will be funded by Capital Automotive. Sonic is one of the largest automotive retailers in the United States operating 188 franchises and 40 collision repair centers. As of December 31, 2003, the Company leased 87 properties to affiliates of Sonic, representing approximately 22.6% of the Company’s total annualized rental revenue.

•	One property totaling $7.2 million leased to an affiliate of the Paramount Automotive Group located in Houston, Texas. A Volkswagen franchise is operated on the property. Paramount Automotive Group operates four dealership franchises including Infiniti, Volkswagen and two nationally ranked Saturn dealerships. As of December 31, 2003, the Company leased four properties to affiliates of the Paramount Automotive Group, representing approximately 1.1% of the Company’s total annualized rental revenue.

•	One property totaling approximately $1.3 million leased to subsidiaries of Asbury Automotive Group, Inc. (NYSE:ABG), located in Florida. A new BMW franchise is scheduled to be constructed on the property and funded by Capital Automotive. Asbury is one of the largest auto retailers in the United States operating 99 automobile retail stores, encompassing 142 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. As of December 31, 2003, the Company leased 12 properties to subsidiaries of Asbury, representing approximately 3.4% of the Company’s total annualized rental revenue.

•	Construction and improvement fundings, totaling approximately $12.8 million, all of which were transacted with existing tenants.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “We had an incredible fourth quarter and an outstanding year. Our portfolio grew by over 20% in 2003 and now exceeds $1.9 billion. We are particularly pleased to have acquired UAG’s facilities in San Diego, one of the best collections of import franchises in the country. We have created significant value for our shareholders by building a solid real estate portfolio that is tenanted by premier dealer groups in the automotive industry. In addition, we added several significant new clients during the year, which affords us the opportunity to continue our growth in the future. Our pipeline of transactions is robust as we enter 2004.”

2004 Earnings Guidance

The majority of the investments announced today were completed at the end of the quarter and will not have a significant impact on the Company’s fourth quarter or 2003 annual results. The Company anticipates announcing its fourth quarter and 2003 financial results on February 11, 2004, after completion of its year-end audit.

In light of the 2003 investment activity, the Company is raising its 2004 funds from operations (FFO) and net income guidance. The Company’s new FFO guidance range is $2.52 to $2.56 per diluted share, up from its previous guidance range of $2.47 to $2.52 per diluted share. The Company’s new net income guidance range is $1.68 to $1.72 per diluted share, up from its previous guidance range of $1.67 to $1.71 per diluted share. The 2004 guidance assumes property acquisitions during 2004 of approximately $150 million. The high end of the Company’s earnings guidance assumes LIBOR remains at current levels, which is approximately 1.2%. The low end of the range assumes LIBOR rises ratably from current levels to 3% during 2004. Because of the nature of the Company’s variable rate lease program, if LIBOR rises above 3% during the year, the Company’s results should still fall within the guidance range.

David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer added, “We are very pleased with our fourth quarter and 2003 investments and remain confident in the execution of our 2004 business plan. Our results prove once again that we have access to debt and equity at very attractive prices and that we can invest the funds in a prudent and accretive manner, bringing value to our shareholders. We believe that our current conservative capital structure provides us with the flexibility to successfully execute on the many opportunities in our marketplace.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Web site at http://www.capitalautomotive.com.

As of December 31, 2003, the Company had invested more than $1.9 billion in 331 properties, consisting of 445 automotive franchises in 30 states. Approximately 76% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 74% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of 14.7 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that our tenants will not pay rent; risks related to our reliance on a small number of tenants for a significant portion of our revenue; risks of financing, such as increases in interest rates, our ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to us; risks that our growth will be limited if we cannot obtain additional capital; risks that planned and additional acquisitions may not be consummated; risks related to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate;

environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on February 12, 2003, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302

2004 Earnings Guidance and Reconciliation of FFO to Net Income:

	Projected Year Ended
	December 31, 2004

	Low-End	High-End

Net income available to common shareholders	$56,200	$57,600

Net income	$63,600	$65,000

Adjustments:
Add: Real estate depreciation and amortization	35,500	35,500
Add: Minority interest related to income from continuing operations and income from discontinued operations	13,000	13,300
Less: preferred share dividends	(7,400)	(7,400)
Less: Gain on sale of real estate	—	—

FFO (A)	$104,700	$106,400

Weighted average number of common shares used to compute fully diluted earnings per share	33,500	33,500

Weighted average number of common shares and units used to compute fully diluted FFO per share	41,500	41,500

Net income per diluted share	$1.68	$1.72

FFO per diluted share	$2.52	$2.56

(A) The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.